Exhibit 4.1

SUN MICROSYSTEMS, INC.

2005 U.S. NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective January 1, 2005

Sun Microsystems, Inc. (the “Company”), acting on behalf of itself and its U.S. subsidiaries, hereby adopts the Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan (the “Plan”) effective January 1, 2005.

RECITALS

1.	The Company maintains the Plan, a deferred compensation plan for the benefit of a select group of management or highly compensated employees of the Company as well as members of the Company’s Board of Directors.

2.	The Plan is the successor plan to the Sun Microsystems, Inc. U.S. Non-Qualified Deferred Compensation Plan (the “Prior Plan”). Effective December 31, 2004, the U.S. Non-Qualified Deferred Compensation Plan shall be frozen and no new contributions shall be made to it; provided, however, that any deferrals made under the Prior Plan before January 1, 2005 shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004.

3.	Any deferrals made under the Prior Plan after December 31, 2004 shall be deemed to have been made under the Plan and all such deferrals shall be governed by the terms and conditions of the Plan as it may be amended from time to time.

4.	Under the Plan, the Company is obligated to pay vested accrued benefits to Plan Participants and their Beneficiary or Beneficiaries from the Company’s general assets.

5.	The Company has entered into an agreement (the “Trust Agreement”) with Wells Fargo Bank, N.A. pursuant to which Wells Fargo Bank, N.A., serves as the trustee (the “Trustee”) under an irrevocable trust, to be used in connection with the Plan (the “Trust”).

6.	The Company intends to make contributions to the Trust so that such contributions will be held by the Trust and invested, reinvested and distributed, all in accordance with this Plan and the Trust Agreement.

7.	The Company intends that amounts contributed to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan with respect to each Plan Participant for whom an Account (as defined below) has been established and such utilization shall be in accordance with the procedures set forth herein.

8.	The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.

9.	The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

10.	The Company intends that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan Participants under the Plan prior to actual payment of the vested accrued benefits hereunder.

11.	The Company intends that the Plan comply with the requirements of Section 409A of the Code.

NOW THEREFORE, the Company does hereby adopt this Plan as follows and does also hereby agree that the Plan shall be structured, held and disposed of as follows:

1.	Purpose. The Plan provides Participants an opportunity to defer payment of a portion of Employee salary and incentive bonus/commissions (for Sales Vice Presidents and Directors); Employee annual and quarterly bonus awards; and Board of Directors’ Director Fees.

2.	Definitions.

(a)	Account means a bookkeeping account established pursuant to Section 5(a) of the Plan for Compensation that is subject to a Participant’s Deferred Compensation Election.

(b)	Administrator means the Compensation Committee or such other person, company or entity as may be designated from time to time by the Compensation Committee except as otherwise provided herein.

(c)	Beneficiary means the person or persons designated by the Participant or by the Plan under Section 11(b) of the Plan to receive payment of the Participant’s Account in the event of the Participant’s death.

(d)	Board means the Board of Directors of the Company, as constituted from time to time.

(e)	Change of Control. A “Change of Control” shall be deemed, consistent with Section 409A of the Code and the proposed regulations promulgated thereunder, to occur on the date that:

(i)	Any one person, or more than one person acting as a group (as defined in Proposed Regulation Section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Company, that together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered a Change of Control. This Section 2(e)(i) applies only when there is a transfer of stock of the Company (or the issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; or

(ii)	Any one person, or more than one person acting as a group (as defined in Proposed Regulation Section 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total “Gross Fair Market Value” (as defined in Proposed Regulation Section 1.409A-3(g)(5)(vii)(A)) equal to or more than forty percent (40%) of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(iii)	Any one person, or more than one person acting as a group (as defined in Proposed Regulation Section 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

(iv)	A majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that no Change of Control shall be deemed to have occurred if any other corporation is a majority shareholder of the Company.

(f)	Code means the Internal Revenue Code of 1986, as amended.

(g)	Compensation Committee means the Leadership Development and Compensation Committee of the Board, appointed by the Board from time to time.

(h)	Company means Sun Microsystems, Inc. and its U.S. subsidiaries, and any successor organization thereto.

(i)	Compensation means:

(i)	The amount paid by the Company to an Eligible Employee as base salary; and

(ii)	The amount paid by the Company to an Eligible Employee as an annual or quarterly corporate bonus award and any other bonus/incentive award that is approved by the Administrator as earnings that can be deferred under the Plan (some incentive/bonus awards will not be eligible for deferral); and

(iii)	For Sales Vice Presidents and Directors, incentive bonus/commissions; and

(iv)	In the case of an Eligible Board Member, the amount of his or her Director Fees from the Company.

For purposes of the foregoing, Compensation as described in clauses (i), (ii) and (iii) shall be eligible for deferral only to the extent such amounts are otherwise subject to U.S. payroll reporting and withholding.

(j)	Deferred Compensation Election means an election by an Eligible Employee or Eligible Board Member to participate in the Plan in accordance with Section 4 of the Plan.

(k)	Determination Date means each December 31.

(l)	Director Fees means any compensation payable with respect to an Eligible Board Member’s service as a member of the Board, including, but not limited to, meeting fees and annual retainer fees. Director Fees do not include directors’ expense reimbursements, stock options, or other stock-based compensation.

(m)	Election Period means November/December of each Plan Year.

(n)	Eligible Board Member means a member of the Board (other than a member who is also an Eligible Employee) who meets the requirements set forth in Section 3 of the Plan.

(o)	Eligible Employee means an officer of the Company or other common-law employee of the Company whose position is approved as a director level or higher and who otherwise meets the requirements set forth in Section 3 of the Plan.

(p)	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(q)	Investment Committee means the Administrative Committee of the Sun Microsystems, Inc. Tax Deferred Retirement Savings Plan.

(r)	Key Employee means an Eligible Employee who, on a Determination Date, is

(i)	An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Determination Date;

(ii)	A five percent owner of the Company; or

(iii)	A one percent owner of the Company having annual compensation from the Company of more than $150,000.

If an Eligible Employee is determined to be a Key Employee on a Determination Date, then such Eligible Employee shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Determination Date and ending on the next March 31.

(s)	Participant means an Eligible Board Member or an Eligible Employee who has elected to defer Compensation.

(t)	Plan means this Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan, as amended from time to time.

(u)	Plan Year means the calendar year.

(v)	Prior Plan means the Sun Microsystems, Inc. U.S. Non-Qualified Deferred Compensation Plan, as amended from time to time.

(w)	Retirement Date means the last day of the month coinciding with or following the Participant’s separation from Service following the earlier of his or her

(i)	55th birthday, if the Participant’s full years of Service with the Company and its non-U.S. subsidiaries added to Participant’s age (in full years) equals or exceeds 65; or

(ii)	20th year anniversary of Service (including Service with businesses acquired by the Company and designated by the Administrator for this purpose).

(x)	Service means:

(i)	Employment as a common-law employee of the Company or one of its non-U.S. subsidiaries; or

(ii)	Period served as an elected Board Member.

A Participant’s Service shall be determined by the Administrator in its sole discretion. A Participant’s Service shall not be deemed to have separated from Service merely because the capacity in which the Participant renders Service to the Company or any of its non-U.S. subsidiaries changes from Eligible Employee to Eligible Board Member or vice-versa. Notwithstanding the foregoing, a separation from Service will not be deemed to have occurred if an Eligible Employee continues to provide services to the Company or any of its non-U.S. subsidiaries in a capacity other than as an employee and if the former Eligible Employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company or any of its non-U.S. subsidiaries (or if employed by the Company or any of its non-U.S. subsidiaries less than three years, such lesser period) and the annual remuneration for such services is fifty percent or more of the annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a separation from Service will be deemed to have occurred if an Eligible Employee’s service with the Company or any of its non-U.S. subsidiaries is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company or any of its non-U.S. subsidiaries (or if employed by the Company or any of its non-U.S. subsidiaries less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent of the annual remuneration earned during the three full calendar years of employment with the Company or any of its non-U.S. subsidiaries (or if less, such lesser period).

In addition to the foregoing, a separation from Service will not be deemed to have occurred while an Eligible Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Eligible Employee’s right to reemployment with the Company or any of its non-U.S. subsidiaries is provided either by statute or contract. If the period of leave exceeds six months and the Eligible Employee’s right to reemployment is not provided either by statute or contract, then the employee is deemed to have separated from Service on the first day immediately following such six-month period.

(y)	Unforeseeable Emergency means a severe financial hardship to the Participant or Beneficiary resulting from:

(i)	An illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Section 152(a) of the Code); or

(ii)	Loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(iii)	Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

Hardship shall not constitute an Unforeseeable Emergency under the Plan to the extent that it is, or may be, relieved by:

(i)	Reimbursement or compensation, by insurance or otherwise;

(iv)	Liquidation of the Participant’s or Beneficiary’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship. Such assets shall include but not be limited to stock options, Company stock, and 401(k) plan balances; or

(v)	Cessation of deferrals under the Plan.

An Unforeseeable Emergency under the Plan does not include (among other events):

(ii)	Sending a child to college; or

(vi)	Purchasing a home.

3.	Eligibility. Participation in the Plan is limited to Eligible Board Members, and Eligible Employees who are members of a select group of management or highly compensated employees. Such Eligible Board Member or Eligible Employee is eligible to participate in the Plan if he or she is paid through the Company’s U.S. payroll and not covered under a non-U.S. retirement plan.

4.	Election to Participate in Plan.

(a)	Deferral Election. An Eligible Employee or an Eligible Board Member may elect to participate in the Plan by submitting a Deferred Compensation Election in such form as the Company may specify during any Election Period. Subject to the provisions of Sections 4(b) below, a Deferral Election must be made and become irrevocable not later than last day of the Plan Year preceding the Plan Year in which the Compensation being deferred is earned. A Deferred Compensation Election made in the 2006 Plan Year or thereafter will remain in force until it is amended or revoked. Any such amendment or revocation will take affect on the first day of the Plan Year following the Plan Year in which the Participant elects to amend or revoke the outstanding Deferred Compensation Election. In addition to the foregoing, a Participant’s Deferred Compensation Election shall be suspended if such Participant applies for and is otherwise eligible to receive a distribution on account of an Unforeseeable Emergency. Such suspension shall continue through the end of Plan Year in which the Participant applies for a distribution due to an Unforeseeable Emergency and the Participant must submit a new Deferred Compensation Election during an Election Period to resume participation in the Plan.

(b)	Deferral Election for Newly Eligible Employees and Newly Eligible Board Members. In the Administrator’s discretion, a newly Eligible Employee or a newly Eligible Board Member may elect to participate in the Plan by submitting a Deferred Compensation Election in such form as the Company may specify; provided that such Deferred Compensation Election is made and becomes irrevocable not later than thirty days following the date such newly Eligible Employee or Board Member first becomes eligible to participate in the Plan and provided further that such

Deferred Compensation Election applies only to Compensation earned after the date of the election. In compliance with this Section 4(b), only a prorated portion of a Participant’s bonus may be deferred if the Participant’s initial Deferred Compensation Election is made after the performance period applicable to the bonus has begun. Effective January 1, 2006 only a newly Eligible Employee whose position is approved as a vice president level or higher shall be permitted in the Administrator’s discretion to make a Deferred Compensation Election pursuant to this Section 4(b).

(c)	Special Elections in 2005 regarding Deferrals. In accordance with IRS Notice 2005-1, A-20, (i) on or before March 11, 2005, Eligible Employees were permitted to terminate Deferred Compensation Elections made with respect to salary and incentive award/commission Compensation earned during the period January 1, 2005 through March 20, 2006 and Deferred Compensation Elections made with respect to fiscal year 2005 bonus Compensation that was otherwise payable in 2005 and (ii) on or before November 25, 2005 certain Eligible Employees were permitted to terminate Deferred Compensation Elections made with respect to 2005 bonus Compensation, notwithstanding the fact that such Deferred Compensation Elections otherwise would have been irrevocable under Section 4(a) above. Elections made pursuant to this Section 4(c) are irrevocable and subject to any special administrative rules imposed by the Administrator consistent with Section 409A of the Code and Notice 2005-1, A-20. No special election under this Section 4(c) shall be permitted after December 31, 2005.

(d)	Initial Deferral Election. Any Deferred Compensation Election under this Section 4 that is an initial Deferred Compensation Election also will include an election as to the time and form of payment of the deferred Compensation.

(e)	Election Form. All Deferred Compensation Elections under this Section 4 shall be made in a manner prescribed for these purposes by the Administrator.

5.	Accounts.

(a)	Establishment of Account. The Company shall establish an Account for the terms of the Deferred Compensation Election.

(b)	Credits to Account. A Participant’s Account shall be credited with an amount equal to the percentage of each Compensation payment which would have been payable currently to the Participant but for the terms of the Deferred Compensation Election. Deferred Compensation for Participants shall be credited to the Participant’s Account as of the first day of the month in which such deferred amounts would otherwise be paid to the Participant.

(c)	Vesting. Participants shall at all times be 100% vested in their deferrals under the Plan and all earnings or losses allocable thereto.

6.	Deferral Increments.

(a)	Minimum Deferral. The minimum deferral per Plan Year will be determined by the Administrator.

(b)	Maximum Deferral – Eligible Employees. The Participant who is an Eligible Employee may elect to defer (less any withholding requirements):

(i)	Up to 75% of any eligible annual or quarterly bonus award; and

(ii)	Up to 60% of base salary and incentive awards/commissions.

(c)	Maximum Deferral – Eligible Board Members. A Participant who is an Eligible Board Member may elect to defer (less any withholding requirements), up to 100% of his or her Director Fees (to be credited to the account quarterly).

7.	Earnings or Losses on Accounts.

(a)	General Rule. Except as otherwise provided in the Plan, the amount in a Participant’s Account shall be adjusted for gain or loss based on the performance of the investment options selected by the Participant (or Beneficiary following a Participant’s death) in accordance with Section 7(b) below. Gain or loss shall be computed daily. All distributions from the Account will be valued as of the end of the last day of the month preceding the payment date.

(b)	Designation of Investment Indices by the Investment Committee. The Investment Committee shall specify two or more investment funds that shall serve as benchmarks for the investment performance of amounts credited to the Accounts. Accounts shall be adjusted to reflect the gain or loss, net of any allocable costs or expenses, such accounts would experience had they actually been invested in the specified funds at the relevant times. The Investment Committee may vary the available investment funds from time to time, but not more frequently than quarterly. A Participant (or Beneficiary following a Participant’s death) may select his or her investment options for new deferrals or for amounts already credited to his or her Account, once per month effective as of the first day of the following month and in such manner as the Investment Committee may specify.

8.	Certain In-Service Account Distributions.

(a)	In-Service Account Distribution Elections. Each Participant may elect at the time of his or her initial Deferred Compensation Election or in accordance with Section 8(c) below, to have one or more distributions of a specified percentage or dollar amount of his or her Account commencing in his or her third year of Plan participation, provided that the Participant has not separated from Service with the Company or any of its non-U.S. subsidiaries prior to the elected in-service distribution date. A Participant may delay once or cancel such in-service account distribution election at any time, provided that such election must be made at least one year prior to the first day of the Plan Year in which the original distribution date was scheduled, and provided further that the newly elected distribution date is at least five years after the originally scheduled distribution date. A Participant may not receive an in-service account distribution more frequently than once in a Plan Year whether such distribution is on account of an initial in-service account distribution election or a modified in-service account distribution election. Any in-service account distribution shall be paid with the last payroll of the month following the distribution date elected by the Participant.

(b)	Previously Scheduled In-Service Account Distributions. In-service account distribution elections in effect under the Prior Plan and not otherwise modified pursuant to Section 8(c) below shall remain in full force and effect with respect to the Plan. Notwithstanding the foregoing, in-service account distributions elections in effect under the Prior Plan pursuant to which distributions were scheduled to occur in 2005 shall not apply to Compensation deferred in 2005 (and earnings thereon); provided, however, that if a Participant elected a distribution of one hundred percent of his Account in 2005 pursuant to an in-service account distribution election in effect under the Prior Plan, then such election shall apply to Compensation deferred in 2005 (and earnings thereon). In-service account distribution elections in effect under the Prior Plan that apply, pursuant to this Section 8(b), to Compensation deferred under the Plan and to Compensation deferred under the Prior Plan and pursuant to which distributions shall be made in 2006 and later, shall be applied pro rata to Compensation deferred under the Plan and the Prior Plan based on the relative values of the Plan and Prior Plan accounts.

(c)	Special In-Service Account Distribution Election. Notwithstanding any other provision of the Plan to the contrary, a Participant may elect an in-service account distribution or change the time of an in-service account distribution as elected in accordance with Section 8(a) or 8(b) above, provided that the election is made at least twelve months prior to the originally scheduled distribution date and the election is made not later than December 31, 2006. An elections made pursuant to this Section 8(c) shall be treated as an initial in-service account distribution election and shall be subject to any special administrative rules imposed by the Administrator including rules intended to comply with Section 409A of the Code and Notice 2005-1, A-19. No election under this Section 4(c) shall (i) result in an in-service distribution before the Participant’s third year of Plan participation, (ii) result in a Participant receiving an in-service distribution more frequently than once in a Plan Year, (iii) change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be paid in 2006, or (iv) be permitted after December 31, 2006.

9.	Statements. Quarterly, and/or at intervals determined by the Administrator, the Company shall prepare and deliver to each Participant a statement listing the amount credited to such Account as of the applicable date.

10.	Form and Time of Payment of Accounts.

(a)	Distribution of Account upon Retirement. In the event of a Participant’s separation from Service on or after his or her Retirement Date, distribution of the Participant’s Account shall begin with the last payroll of the month following the month in which the Participant separates from Service, and shall be made consistent with the form of distribution specified on the Participant’s Deferred Compensation Election. After the first installment, future installments shall be paid with the second payroll of each Plan Year. Available forms shall include either a lump sum payment or a series of approximately equal annual installments over a period of five years, ten years or fifteen years. For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code. Accounts subject to installment payouts shall continue to be adjusted for gains or losses in the same manner as active Accounts. A Participant may modify his or her elected form of distribution (i.e., lump sum or installments) at any time prior to the date that is at least one year before the date the Participant separates from Service, provided that the Participant’s distribution is delayed at least five years from the originally scheduled distribution date. If a Participant modifies his or her elected form of distribution but he or she separates from Service less than one year following the date of the modification election, his or her prior elected form of distribution shall apply to any distribution.

(b)	Distribution Prior to Retirement. If a Participant separates from Service with the Company or any of its non-U.S. subsidiaries prior to his or her Retirement Date (other than on account of death), distribution of the Participant’s Account shall begin with the last payroll of the month following the month in which the Participant separates from Service and shall be made consistent with the form of distribution specified on the Participant’s Deferred Compensation Election. After the first installment, future installments shall be paid with the second payroll of each Plan Year. Available forms of distribution shall include either a lump sum payment or a series of approximately equal annual installments over a period of five years. For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code. Accounts subject to installment payouts shall continue to be adjusted for gains or losses in the same manner as active Accounts. A Participant may modify his or her elected form of distribution (i.e. lump sum or installments) at any time prior to the date that is at least one year before the date the Participant separates from Service, provided that the

Participant’s distribution is delayed at least five years from the originally scheduled distribution date. If a Participant modifies his or her elected form of distribution but he or she separates from Service less than one year following the date of the modification election, his or her prior elected form of distribution shall apply to any distribution.

(c)	Previously Scheduled Distribution Elections. A distribution election applicable to a Participant’s separation from Service on or after his or her Retirement Date or a Participant’s separation from Service prior to his or her Retirement Date in effect under the Prior Plan shall remain in full force and effect with respect to the Plan subject to the terms and conditions of Sections 10(a) and (b) above.

(d)	Default Distribution Election. In the absence of an effective Deferred Compensation Election as to the timing and/or method of distribution of a Participant’s Account, distribution of the Participant’s Account shall be made in one lump sum payment with the last payroll of the month following the month in which the Participant separates from Service.

(e)	Delayed Distribution to Key Employees. Notwithstanding any other provision of Sections 10(a), (b), (c) or (d) above, a distribution made to a Participant who is designated as a Key Employee shall be delayed for a minimum of sixth months following the Participant’s separation from Service. Any payment that otherwise would have been made pursuant to Sections 10(a), (b), (c) or (d) above during such sixth month period shall be made in one lump sum payment with the last payroll of the seventh month following the month in which the Participant separates from Service. The determination of which Participants are Key Employees shall be made by the Administrator in its sole discretion in accordance with Section 2(r) of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

(f)	Separation from Service on account of Leave of Absence or Reduction in Service. Notwithstanding any other provision of this Section 10, any distribution triggered under the Plan on account of a Participant’s separation from Service following (i) a military leave, sick leave, or other bona fide leave of absence that is more than six months in duration where the Participant’s right to reemployment with the Company or any of its non-U.S. subsidiaries is not provided either by statute or contract or (ii) a reduction in the Participant’s service with the Company or any of its non-U.S. subsidiaries to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company or any of its non-U.S. subsidiaries (or if employed by the Company or any of its non-U.S. subsidiaries less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent of the annual remuneration earned during the three full calendar years of employment (or if less, such lesser period), shall begin with the last payroll of the month following the month in which the Participant is no longer paid through the Company’s or any of its non-U.S. subsidiaries’ payroll.

(g)	Unforeseeable Emergency. In the event of a Participant’s Unforeseeable Emergency, and upon application by such Participant, the Administrator may determine at its sole discretion that payment of all, or part, of such Participant’s Account shall be made in one lump sum payment with the last payroll of the month following the month in which the distribution is approved by the Administrator. Payments due to a Participant’s Unforeseeable Emergency shall be permitted only to the extent reasonably required to satisfy the Participant’s need.

(h)	Prohibition on Acceleration. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(3) of the Code and the regulations promulgated thereunder.

11.	Effect of Death of Participant.

(a)	Distributions. In the event of a Participant’s death while an Eligible Employee or Eligible Board Member (except in the case of a Participant’s suicide during the first two years of his or her participation in the Plan), the Participant’s Account, together with an amount equal to two times the Participant’s actual deferrals under the Plan (exclusive of earnings) (the “supplemental survivor benefit”) shall be distributed to the Participant’s Beneficiary. Notwithstanding the foregoing, the total supplemental survivor benefit shall not exceed Three Million Dollars ($3,000,000). In the event of (i) a Participant’s death while no longer an Eligible Employee or Eligible Board Member (as applicable), or (ii) a Participant’s suicide during the first two years of his or her participation in the Plan, only the Participant’s Account, if any, shall be distributed to the Beneficiary. The Participant’s supplemental survivor benefit shall be paid in a lump sum not later than twelve months following the Participant’s death and the Participant’s Account, if any, shall be distributed to the Participant’s Beneficiary in three annual installments commencing with the last payroll of the month following the month in which the Participant dies. After the first installment, future installments shall be paid with the second payroll of each Plan Year. The remaining Account balance (during the period of the installment payouts) shall continue to be adjusted for gains or losses in the same manner as active Accounts.

(b)	Beneficiary Designation. Upon enrollment in the Plan, each Participant shall file a prescribed form with the Company naming a person or persons as the Beneficiary who will receive distributions payable under the Plan in the event of the Participant’s death. If the Participant does not name a Beneficiary, or if none of the named Beneficiaries is living at the time payment is due, then the Beneficiary shall be the Participant’s spouse, or if none, the Participant’s children in equal shares, or if none, the Participant’s estate.

The Participant may change the designation of a Beneficiary at any time in accordance with procedures established by the Administrator. Designation of a Beneficiary, or an amendment or revocation thereof, shall be effective only if made in the prescribed manner and received by the Company prior to the Participant’s death.

12.	General Duties of Trustee. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in the Plan and in the Trust Agreement

13.	Withholding Taxes. All distributions under the Plan shall be subject to reduction in order to reflect tax withholding obligations imposed by law.

14.	Participant’s Unsecured Rights. The Account of any Participant, and such Participant’s right to receive distributions from his or her Account, shall be considered an unsecured claim against the general assets of the Company; such Accounts are unfunded bookkeeping entries. The Company considers the Plan to be unfunded for tax purposes and for purposes of Title I of ERISA. No Participant shall have an interest in, or make claim against, any specific asset of the Company pursuant to the Plan.

15.	Non-assignability of Interests. Except as provided under Section 19 of the Plan, the interest of a Participant under the Plan is not subject to option or assignable by either voluntary or involuntary assignment or by operation of law, including without limitation to: bankruptcy, garnishment, attachment or other creditor’s process. Any act in violation of this Section 15 shall be void and without effect.

16.	Limitation of Rights.

(a)	Bonuses. Nothing in this Plan shall be construed to give any Eligible Employee any right to be granted a bonus award.

(b)	Employment Rights. Neither the Plan nor deferral of any Compensation, nor any other action taken pursuant to the Plan, shall constitute, or be evidence of, any agreement or understanding, express or implied, that the Company will employ an Eligible Employee for any period of time, in any position at any particular rate of compensation. The Company reserves the right to terminate an Eligible Employee’s Service at any time for any reason, except as otherwise expressly provided in a written employment agreement.

17.	Administration of the Plan. The Plan shall be administered by the Administrator. The Administrator shall have full power and authority to administer, construe and determine all questions that shall arise as to interpretations of the Plan’s provisions, including determination of eligibility, allocation of assets, method of payment, participation and benefits under the terms of the Plan, establish procedures for administering the Plan, prescribe forms, and take any and all necessary actions in connection with the Plan. The Administrator’s interpretation and construction of the Plan shall be conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Administrator may appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan and to allocate and delegate its power and authority described herein to one or more employees, officers or agents or to one or more persons or organizations that it has employed to perform its administrative responsibilities. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the U.S. Department of Labor, the Administrator shall take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.

18.	Amendment or Termination of the Plan.

(a)	General Rule. The Compensation Committee may amend, suspend, or terminate the Plan at any time; provided, however, that no such action shall reduce a Participant’s Account under the Plan without the Participant’s written consent. In the event of termination of the Plan, the Accounts of Participants shall be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Sections 8 or 10 of the Plan, if earlier. If the Plan is terminated and Accounts are distributed, the Company shall terminate all account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.

(b)	Change of Control. The Compensation Committee may terminate the Plan thirty days prior to or twelve months following a Change of Control and distribute the Accounts of the Participants within the twelve-month period following the termination of the Plan. If the Plan is terminated and Accounts are distributed, the Company shall terminate all substantially similar non-qualified deferred compensation plans sponsored by the Company and all of the benefits of the terminated plans shall be distributed within twelve months following the termination of the plans.

(c)	Dissolution or Bankruptcy. The Plan shall automatically terminate upon a corporation dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the Participants’ Accounts are distributed and included in the gross income of the Participants by the latest of (i) the Plan Year in which the Plan terminates or (ii) the first Plan Year in which payment of the Accounts is administratively practicable.

19.	Domestic Relations Orders.

(a)	In General. The procedures established by the Company for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan, to the extent applicable.

(b)	Distributions. To the extent required to comply with a qualified domestic relations order, amounts awarded to an alternate payee under a qualified domestic relations order shall be distributed in the form of a lump sum distribution as soon as administratively feasible following the determination of the qualified status of the domestic relations order. To the extent that the qualified domestic relations order does not require an immediate lump sum distribution, the alternate payee shall have all rights regarding investment elections and distribution elections and withdrawal rights as if such alternate payee were a Participant. For purposes of determining distributions to an alternate payee, “separation from Service” or “Retirement Date” shall be the separation from Service or Retirement Date of the Participant whose Account was the subject of the qualified domestic relations order.

20.	Incompetency. In the event a benefit is payable to a minor or person declared incompetent or incapable of handling the disposition of his property, the Administrator may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or incapable person. The Administrator may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

21.	Choice of Law. The validity, interpretation, construction and performance of the Plan shall be governed by ERISA and the Code, and, to the extent that they are not preempted, by the laws of the State of California, excluding California’s choice-of-law provisions.

22.	Claims and Review Procedure.

(a)	Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Administrator. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 22.

(b)	Formal Benefits Claim – Review by Administrator. A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Administrator, 2005 U.S. Non-qualified Deferred Compensation Plan, Sun Microsystems, Inc., 4230 Network Circle, M\S USCA23-106, Santa Clara, California 95054. The Administrator shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Administrator shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Administrator expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(c)	Notice of Denied Request. If the Administrator denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section 22(b) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d)	Appeal to Administrator.

(i)	A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Administrator within 60 days of receipt of the notification of denial. The appeal must be addressed to: Administrator, 2005 U.S. Non-qualified Deferred Compensation Plan, Sun Microsystems, Inc., 4230 Network Circle, M\S USCA23-106, Santa Clara, California 95054. The Administrator, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(ii)	The Administrator’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.

(iii)	The Administrator shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Administrator expects to reach a decision on the appeal.

(iv)	If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(v)	The decision of the Administrator on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(e)	Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 22(b) above, has been notified that the claim is denied in accordance with Section 22(c) above, has filed a written request for a review of the claim in accordance with Section 22(d) above, and has been notified in writing that the Administrator has affirmed the denial of the claim in accordance with Section 22(d) above; provided, however, that an action for benefits may be brought after the Administrator has failed to act on the claim within the time prescribed in Section 22(b) and Section 22(d), respectively.

(f)	Statute of Limitations. No legal or equitable action for benefits under the Plan may be commenced more than two years after the Administrator denies the claim on appeal or the Administrator fails to act on the claim within the time prescribed in Section 22(b) and Section 22(d), respectively.

23.	Execution and Signature. To record the adoption of the Plan by the Compensation Committee, the Company has caused its duly authorized officer to affix the corporate name hereto:

SUN MICROSYSTEMS, INC.

By:	/s/ William N. MacGowan
Printed Name: William N. MacGowan
Title:	Senior Vice President, Human Resources